FIRST AMENDMENT

TO

INVESTORS’ RIGHTS AGREEMENT

This FIRST AMENDMENT (the “First Amendment”) dated September 28  2011 to INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of August 10, 2011, by and among CMSF Corp., a Delaware corporation (the “Company”), and the stockholders of the Company listed on Schedule A thereto (the “Investors”).

RECITALS

RENN Universal Growth Investment Trust PLC ( “RENN Universal”) is one of the parties to the Agreement.

Effective on the date hereof, Universal is purchasing 394,737 shares of common stock, par value $0.000001 of the Company for $750,000.

At a later date, the 394,737 shares may be exchanged for Series A Preferred Stock which is in turn convertible into 394,737  shares of Common Stock.

For purposes of this First Amendment, the 394,737 shares now being issued, or an equivalent number of shares which may be issued on conversion of Series A Preferred Stock exchanged therefor are referred to as the “Subject Shares”.

        NOW THEREFORE,  it is agreed by the parties as follows:

1.	Terms. Terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

2.	Registrable Securities . Section 1.1(g) of the Agreement shall be amended to read as follows:

i.
The term “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock, (ii) the 5,130,107 shares of Common Stock owned by the Investors as of the date hereof or to be owned by them, (iii) 394,737 shares being purchased by RENN Universal on or about September 28 2011 or similar shares issuable upon conversion of Preferred Stock that may be exchanged for such shares (iv) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and (ii) above; and;  provided, however, that the term “Registrable Securities” shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his rights under this Section 1 are not assigned.

3.	Full Force and Effect . Except as set forth herein, the Agreement shall be and remain in full force and effect in accordance with its terms

***

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first above written.

PLURES TECHNOLOGIES, INC.

By: /s/ Stuart M. Sieger
Name: Stuart M. Sieger
Title: Secretary

INVESTORS:

RENN UNIVERSAL GROWTH INVESTMENT TRUST PLC

By: /s/ Russell Cleveland
Name: Russell Cleveland
Title:

RENN GLOBAL ENTREPRENEURS FUND, INC.

By: /s/ Russell Cleveland
Name: Russell Cleveland
Title: